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                                                       Exhibit 24(a)




                       CONSENT OF INDEPENDENT ACCOUNTANTS

                   We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 33-51041, 33-50983 and 33-25962) and Form S-8 (Nos. 33-7504, 33-15182, 33-27960,
33-54201 and 33-54203) of W. R. Grace & Co. of (a) our report dated June 27, 1994 appearing on page F-1 of the Annual Report of the W. R. Grace & Co. Salaried Employees Savings and Investment Plan on Form 11-K for the year ended December 31, 1993, and (b) our report dated June 27, 1994 appearing on page F-1 of the Annual Report of the W. R. Grace & Co. Hourly Employees Savings and Investment Plan on Form 11-K for the year ended December 31, 1993.


PRICE WATERHOUSE
/s/ PRICE WATERHOUSE

New York, New York
June 27, 1994